9. SOURCE AND AMOUNTS OF FUNDS. The total amount of funds required by the Purchaser to acquire all outstanding Shares pursuant to the Offer and the Merger, to consummate the transactions contemplated by the Offer, the Merger Agreement and the Distribution Agreement, to refinance certain indebtedness of the Company, and to pay fees and expenses relating to the Offer and the Merger is estimated to be approximately $8.4 billion. These funds will be provided to the Purchaser by Parent either through an equity investment in, or debt financing provided to, Purchaser or a combination thereof. Parent intends to obtain these funds, together with the funds necessary to provide working capital to support the combined operations of Parent and its subsidiaries, including the Company and its subsidiaries following the closing of the Offer, from loans to be provided by Morgan Guaranty Trust Company of New York (together with its affiliates, "Morgan Guaranty"), Bank of America National Trust and Savings Association (together with its affiliates, "Bank of America"; collectively with Morgan Guaranty, the "Co-Arrangers"), Citibank USA, (together with its affiliates, "Citibank") Inc., as managing agent, and a syndicate of other commercial banks (the "Banks") to be formed by the Co- Arrangers. It is anticipated that the loans to be provided by Morgan Guaranty, Bank of America, Citibank, and the other Banks (which are collectively referred to as the "Bank Financing") will be fully and unconditionally guaranteed by Purchaser and certain other subsidiaries of Parent and are collectively referred to as the "Bank Financing." Alternatively, Parent may obtain all or a portion of the necessary financing through the issuance of commercial paper backed by the Bank Financing. The existing revolving credit facilities of Parent and the Company will be terminated in connection with the closing of the Offer and the consummation of the Bank Financing.

     Set forth below is a summary description of the Bank Financing. Consummation of the Bank Financing is subject to, among other things, successful syndication of the Bank Financing and the negotiation and execution of definitive financing agreements on terms satisfactory to Parent, Purchaser and the Co-Arrangers. The summary description does not purport to be complete, and there can be no assurance that the terms set forth below will be contained in such agreements or that such agreements will not contain additional provisions.

     Parent has received commitments from Morgan Guaranty and Bank of America pursuant to which each of them has agreed to provide up to $1.375 billion of the Bank Financing, and from Citibank pursuant to which it has agreed to provide up to $750 million of the Bank Financing. The Co-Arrangers also have agreed to act as agents for an anticipated commercial bank syndicate (including the Co-Arrangers and Citibank). Morgan Guaranty has advised Parent that, based upon its knowledge of, and experience in, the loan syndication market and subject to certain assumptions, it is highly confident that it will be able to arrange a syndicate of lenders for an additional $6.5 billion.

     Parent has agreed to pay certain fees to Morgan Guaranty, Bank of America and to Citibank as managing agent, and has agreed to pay Bank of America, as Administrative Agent under the Credit Facilities, an annual administrative fee. Parent also has agreed to pay certain of the expenses of the Co-Arrangers incurred in connection with the Bank Financing and to provide the Co- Arrangers, Citibank, as the Managing Agent, and their respective directors, officers, employees, and affiliates with customary indemnification.

     The Bank Financing will consist of two facilities which will be entered into prior to or concurrently with the consummation of the Offer. The credit facilities will consist of a 364-day unsecured revolving credit facility in the amount of $5 billion (the "Short-Term Facility") and a five-year unsecured revolving credit facility in the amount of $5 billion (the "Five-Year Facility"). The Short-Term Facility and the Five-Year Facility are collectively referred to as the "Credit Facilities." The Short-Term Facility will have a final maturity 364 days after the date of execution of the definitive financing agreement for the Short-Term Facility. There will be no required prepayments or scheduled reductions of availability of loans under the Credit Facilities.

     Revolving loans under the Credit Facilities will bear interest, at the option of Parent, at (i) a base rate equal to the higher of the rate announced from time to time by Bank of America as its reference rate or the daily Federal Funds rate plus 0.5%; (ii) the London interbank offered rate ("LIBOR") for one-, two-, three-, six- (or subject to the Banks' consent) twelve-month periods plus an interest rate margin based on the rating for senior, unsecured long-term debt of Parent announced from time to time by Standard & Poor's Corporation ("S&P") and Moody's Investor Services, Inc. ("Moody's"); (iii) a reserve- and FDIC insurance-adjusted rate for 30-,60-, 90-, or 180-day certificates of deposit (the "CD Rate") plus an interest rate margin based on the rating for senior, unsecured long-term debt of Parent announced from time to time by S&P and Moody's, and D&P; or (iv) a money market bid rate based on competitive bids solicited of the Banks and accepted by Parent pursuant to an auction mechanism under the Credit Facilities. The interest rate margins over LIBOR and the CD Rate range from .165% and .29%, respectively, to .31% and .435%, respectively, for the Short-Term Facility, and from .145% and .27%, respectively, to .50% and .625%, respectively, for the Five-Year Facility, depending on the level of such ratings. Interest will be payable quarterly in arrears based on a 365/366-day year for the reference rate used in determining the rate on base rate loans and will be payable semi-annually in arrears or at the end of the relevant interest period, whichever is sooner, based on a 360- day year and the actual number of days elapsed for LIBOR and CD Rate loans. Money market bid rate loans will bear interest at rates established on the basis of a bidding procedure and interest will be payable at such times as are determined by such procedures.

     Facility fees under the Credit Facilities will be payable to each Bank on the amount of its commitment, whether used or unused, based on the rating for senior, unsecured long-term debt of Parent announced from time to time by S&P and Moody's and D&P. The facility fees for the Short-Term Facility will range from .06% to .09% and the facility fees for the Five-Year Facility will range from .08% to .25%, depending on the level of such ratings.

     Each Bank's obligation to make loans under the Credit Facilities will be subject to, among other things, the negotiation, execution, and delivery of definitive financing agreements (collectively, the "Bank Financing Agreements"), and the compliance by Parent and Purchaser thereunder. The covenants in the Bank Financing Agreements will include but not be limited to covenants limiting the ability of Parent and certain of its subsidiaries to encumber certain of their assets, and a covenant not to exceed a maximum leverage ratio. It is anticipated that the Bank Financing Agreements will include terms, conditions, representations, warranties, covenants, indemnities, events of default, and other provisions customary in such agreements.

     Following closing of the Offer, it is anticipated that Parent will refinance all or a portion of the borrowings under the Credit Facilities contemplated herein with funds raised in the public or private securities markets. In the event the Offer has not been consummated by April 30, 1996 the Offer is conditioned upon obtaining the financing described herein (the "Financing Condition"). See Section 15.